UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

WESCO AIRCRAFT HOLDINGS, INC.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

950814103

(CUSIP Number)

December 31, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons The Carlyle Group L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 29,330,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 29,330,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 29,330,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 30.6%

12	Type of Reporting Person PN

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons Carlyle Group Management L.L.C.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 29,330,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 29,330,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 29,330,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 30.6%

12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons Carlyle Holdings II GP L.L.C.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 29,330,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 29,330,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 29,330,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 30.6%

12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons Carlyle Holdings II L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Québec

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 29,330,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 29,330,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 29,330,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 30.6%

12	Type of Reporting Person OO (Québec société en commandit)

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons TC Group Cayman Investment Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 29,330,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 29,330,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 29,330,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 30.6%

12	Type of Reporting Person PN

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons TC Group Cayman Investment Holdings Sub L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 29,330,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 29,330,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 29,330,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 30.6%

12	Type of Reporting Person PN

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons TC Group IV, L.L.C.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 29,330,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 29,330,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 29,330,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 30.6%

12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons TC Group IV, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 29,330,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 29,330,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 29,330,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 30.6%

12	Type of Reporting Person PN

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons Carlyle Partners IV L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 29,330,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 29,330,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 29,330,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 30.6%

12	Type of Reporting Person PN

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons Falcon Aerospace Holdings, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 29,330,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 29,330,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 29,330,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 30.6%

12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons Michael W. Allen

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 4,769

	6	Shared Voting Power 0

	7	Sole Dispositive Power 4,769

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 4,769

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons Michael Battenfield

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 4,500

	6	Shared Voting Power 0

	7	Sole Dispositive Power 4,500

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 4,500

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons Morris Benoun

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 37,392

	6	Shared Voting Power 0

	7	Sole Dispositive Power 37,392

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 37,392

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons John Chalaris

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons Han Sun Cho

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 168,794

	6	Shared Voting Power 0

	7	Sole Dispositive Power 168,794

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 168,794

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%

12	Type of Reporting Person IN

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons Victoria J. Conner

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 3,951

	6	Shared Voting Power 0

	7	Sole Dispositive Power 3,951

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,951

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons Frank Derasmo

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 7,068

	6	Shared Voting Power 0

	7	Sole Dispositive Power 7,068

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,068

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons Gregory Dietz

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 29,170

	6	Shared Voting Power 0

	7	Sole Dispositive Power 29,170

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 29,170

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons Paul E. Fulchino

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 91,732

	6	Shared Voting Power 0

	7	Sole Dispositive Power 91,732

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 91,732

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person IN

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons James E. Grason

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 7,396

	6	Shared Voting Power 0

	7	Sole Dispositive Power 7,396

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,396

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons Margate Grantor Trust A

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons Margate Grantor Trust B

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons George Hess

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 121,225

	6	Shared Voting Power 3,670

	7	Sole Dispositive Power 121,225

	8	Shared Dispositive Power 3,670

9	Aggregate Amount Beneficially Owned by Each Reporting Person 124,895

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person IN

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons George and Lisa Hess Trust dated October 1, 2003

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 3,670

	6	Shared Voting Power 0

	7	Sole Dispositive Power 3,670

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,670

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons John P. Jumper

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 34,882

	6	Shared Voting Power 0

	7	Sole Dispositive Power 34,882

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 34,882

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons Sheryl Knights

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 33,698

	6	Shared Voting Power 0

	7	Sole Dispositive Power 33,698

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 33,698

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons Mark Kuntz

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 7,157

	6	Shared Voting Power 69,110

	7	Sole Dispositive Power 7,157

	8	Shared Dispositive Power 69,110

9	Aggregate Amount Beneficially Owned by Each Reporting Person 76,267

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person IN

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons Tommy Lee

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 121,825

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 121,825

9	Aggregate Amount Beneficially Owned by Each Reporting Person 121,825

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person IN

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons Lee Living Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 121,825

	6	Shared Voting Power 0

	7	Sole Dispositive Power 121,825

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 121,825

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons Alex Murray

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 161,757

	6	Shared Voting Power 0

	7	Sole Dispositive Power 161,757

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 161,757

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%

12	Type of Reporting Person IN

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons Robert D. Paulson

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 64,469

	6	Shared Voting Power 0

	7	Sole Dispositive Power 64,469

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 64,469

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person IN

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons John Segovia

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 53,290

	6	Shared Voting Power 0

	7	Sole Dispositive Power 53,290

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 53,290

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person IN

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons Randy J. Snyder

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,209,706

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,209,706

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,209,706

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.2%

12	Type of Reporting Person IN

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons Joshua Jack Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,278,046

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,278,046

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,278,046

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.3%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons Joshua Jack Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,278,046

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,278,046

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,278,046

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.3%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons Justin Henry Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,278,046

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,278,046

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,278,046

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.3%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons Justin Henry Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,278,046

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,278,046

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,278,046

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.3%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons Randy Snyder 2009 Extended Family Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,425,448

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,425,448

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,425,448

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.5%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons Susan Snyder 2009 Extended Family Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,425,449

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,425,449

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,425,449

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.5%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons Todd Ian Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,278,046

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,278,046

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,278,046

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.3%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons Todd Ian Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,278,046

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,278,046

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,278,046

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.3%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons David L. Squier

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 76,513

	6	Shared Voting Power 0

	7	Sole Dispositive Power 76,513

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 76,513

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person IN

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons Chad Wallace

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 30,760

	6	Shared Voting Power 0

	7	Sole Dispositive Power 30,760

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 30,760

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons Shirley Warner

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 19,542

	6	Shared Voting Power 0

	7	Sole Dispositive Power 19,542

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 19,542

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons Bruce Weinstein

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 4,352

	6	Shared Voting Power 0

	7	Sole Dispositive Power 4,352

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 4,352

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons SJB 2012 Insurance Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons Bruce and Aida Weinstein Family Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons Hal Weinstein

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 704,551

	6	Shared Voting Power 0

	7	Sole Dispositive Power 704,551

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 704,551

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.7%

12	Type of Reporting Person IN

CUSIP No. 950814103	Schedule 13G

Names of Reporting Persons Dana Wilkin

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 7,119

	6	Shared Voting Power 0

	7	Sole Dispositive Power 7,119

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,119

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103	Schedule 13G

Item 1.
(a)	Name of Issuer: Wesco Aircraft Holdings, Inc. (the “Issuer”)
(b)	Address of Issuer’s Principal Executive Offices: 27727 Avenue Scott Valencia, CA 91355

Item 2.
(a)

Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Carlyle Reporting Person” and collectively as the “Carlyle Reporting Persons.”  This statement is filed on behalf of:

Carlyle Group Management L.L.C.

The Carlyle Group L.P.

Carlyle Holdings II GP L.L.C.

Carlyle Holdings II L.P.

TC Group Cayman Investment Holdings, L.P.

TC Group Cayman Investment Holdings Sub L.P.

TC Group IV, L.L.C.

TC Group IV, L.P.

Carlyle Partners IV, L.P.

Falcon Aerospace Holdings, LLC

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.”  This statement is also filed on behalf of:

Michael W. Allen

Michael Battenfield

Morris Benoun

John Chalaris

Han Sun Cho

Victoria J. Conner

Frank Derasmo

Gregory Dietz

Paul E. Fulchino

James E. Grason

Margate Grantor Trust A

Margate Grantor Trust B

George Hess

CUSIP No. 950814103	Schedule 13G

George and Lisa Hess Trust dated October 1, 2003

John P. Jumper

Sheryl Knights

Mark Kuntz

Tommy Lee

Lee Living Trust

Alex Murray

Robert D. Paulson

John Segovia

Randy J. Snyder

Joshua Jack Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust

Joshua Jack Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust

Justin Henry Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust

Justin Henry Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust

Randy Snyder 2009 Extended Family Trust

Susan Snyder 2009 Extended Family Trust

Todd Ian Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust

Todd Ian Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust

David L. Squier

Chad Wallace

Shirley Warner

Bruce Weinstein

SJB 2012 Insurance Trust

Bruce and Aida Weinstein Family Trust

Hal Weinstein

Dana Wilkin

(a)

Address or Principal Business Office:

The business address of TC Group Cayman Investment Holdings, L.P. and TC Group Cayman Investment Holdings Sub L.P. is c/o Intertrust Corporate Services, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands. The business address of each of the other Carlyle Reporting Persons is c/o The Carlyle Group, 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004-2505.

The address for each of the Reporting Persons is c/o Wesco Aircraft Holdings, Inc., 27727 Avenue Scott, Valencia, CA 91355.

(b)

Citizenship of each Reporting Person is:

TC Group Cayman Investment Holdings, L.P. and TC Group Cayman Investment Holdings Sub L.P. are organized in the Cayman Islands. Carlyle Holdings II L.P. is a Québec société en commandit.  Each of the other Carlyle Reporting Persons is organized in the state of Delaware.

Each of the Reporting Persons is a citizen of the United States of America, except the Margate Grantor Trust A, the Margate Grantor Trust B, the George and Lisa Hess

CUSIP No. 950814103	Schedule 13G

Trust dated October 1, 2003, the Lee Living Trust, the Joshua Jack Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust, the Joshua Jack Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust, the Justin Henry Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust, the Justin Henry Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust, the Randy Snyder 2009 Extended Family Trust, the Susan Snyder 2009 Extended Family Trust, the Todd Ian Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust, the Todd Ian Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust, the SJB 2012 Insurance Trust and the Bruce and Aida Weinstein Family Trust, which are trusts organized in the State of California, and Alex Murray, who is a citizen of the United Kingdom.

	(c)	Title of Class of Securities: Common stock, $0.001 par value per share (“Common Stock”)
	(d)	CUSIP Number: 950814103

Item 3.

Not applicable.

CUSIP No. 950814103	Schedule 13G

Item 4.

Ownership (a-c)

The ownership information presented below represents beneficial ownership of Common Stock of the Issuer as of December 31, 2013, based upon 95,884,470 shares of the Issuer’s Common Stock outstanding as of February 11, 2014.

Reporting Person	Amount beneficially owned	Percent of class:	Sole power to vote or to direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
The Carlyle Group L.P. (1)	29,330,184	30.6%	0	29,330,184	0	29,330,184
Carlyle Group Management L.L.C. (1)	29,330,184	30.6%	0	29,330,184	0	29,330,184
Carlyle Holdings II GP L.L.C. (1)	29,330,184	30.6%	0	29,330,184	0	29,330,184
Carlyle Holdings II L.P. (1)	29,330,184	30.6%	0	29,330,184	0	29,330,184
TC Group Cayman Investment Holdings, L.P. (1)	29,330,184	30.6%	0	29,330,184	0	29,330,184
TC Group Cayman Investment Holdings Sub L.P. (1)	29,330,184	30.6%	0	29,330,184	0	29,330,184
TC Group IV, L.L.C. (1)	29,330,184	30.6%	0	29,330,184	0	29,330,184
TC Group IV, L.P. (1)	29,330,184	30.6%	0	29,330,184	0	29,330,184
Carlyle Partners IV L.P. (1)	29,330,184	30.6%	0	29,330,184	0	29,330,184
Falcon Aerospace Holdings, LLC (1)	29,330,184	30.6%	0	29,330,184	0	29,330,184
Michael W. Allen (2)	4,769	0.0%	4,769	0	4,769	0
Michael Battenfield (3)	4,500	0.0%	4,500	0	4,500	0
Morris Benoun (4)	37,392	0.0%	37,392	0	37,392	0
John Chalaris	0	0.0%	0	0	0	0
Han Sun Cho (5)	168,794	0.2%	168,794	0	168,794	0
Victoria J. Conner (6)	3,951	0.0%	3,951	0	3,951	0
Frank Derasmo (7)	7,068	0.0%	7,068	0	7,068	0
Gregory Dietz (8)	29,170	0.0%	29,170	0	29,170	0
Paul E. Fulchino (9)	91,732	0.1%	91,732	0	91,732	0
James E. Grason	7,396	0.0%	7,396	0	7,396	0
Margate Grantor Trust A	0	0.0%	0	0	0	0
Margate Grantor Trust B	0	0.0%	0	0	0	0
George Hess (10)	124,895	0.1%	121,225	3,670	121,225	3,670
George and Lisa Hess Trust dated October 1, 2003	3,670	0.0%	3,670	0	3,670	0
John P. Jumper	34,882	0.0%	34,882	0	34,882	0
Sheryl Knights	33,698	0.0%	33,698	0	33,698	0
Mark Kuntz (11)	76,267	0.1%	7,157	69,110	7,157	69,110
Tommy Lee (12)	121,825	0.1%	0	121,825	0	121,825
Lee Living Trust	121,825	0.1%	121,825	0	121,825	0
Alex Murray (13)	161,757	0.2%	161,757	0	161,757	0
Robert D. Paulson (14)	64,469	0.1%	64,469	0	64,469	0
John Segovia (15)	53,290	0.1%	53,290	0	53,290	0
Randy J. Snyder (16)	1,209,706	1.2%	1,209,706	0	1,209,706	0
Joshua Jack Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust	1,278,046	1.3%	1,278,046	0	1,278,046	0

CUSIP No. 950814103	Schedule 13G

Joshua Jack Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust	1,278,046	1.3%	1,278,046	0	1,278,046	0
Justin Henry Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust	1,278,046	1.3%	1,278,046	0	1,278,046	0
Justin Henry Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust	1,278,046	1.3%	1,278,046	0	1,278,046	0
Randy Snyder 2009 Extended Family Trust	1,425,448	1.5%	1,425,448	0	1,425,448	0
Susan Snyder 2009 Extended Family Trust	1,425,449	1.5%	1,425,449	0	1,425,449	0
Todd Ian Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust	1,278,046	1.3%	1,278,046	0	1,278,046	0
Todd Ian Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust	1,278,046	1.3%	1,278,046	0	1,278,046	0
David L. Squier (17)	76,513	0.1%	76,513	0	76,513	0
Chad Wallace (18)	30,760	0.0%	30,760	0	30,760	0
Shirley Warner	19,542	0.0%	19,542	0	19,542	0
Bruce Weinstein (19)	4,352	0.0%	4,352	0	4,352	0
SJB 2012 Insurance Trust	0	0.0%	0	0	0	0
Bruce and Aida Weinstein Family Trust	0	0.0%	0	0	0	0
Hal Weinstein (20)	704,551	0.7%	704,551	0	704,551	0
Dana Wilkin (21)	7,119	0.0%	7,119	0	7,119	0

(1)                   Falcon Aerospace Holdings, LLC. is the record holder of 53,480,184 shares of Common Stock. Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group L.P. is the managing member of Carlyle Holdings II GP L.L.C., which is the general partner of Carlyle Holdings II L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P., which is the managing member of TC Group IV, L.L.C., which is the general partner of TC Group IV, L.P., which is the general partner of Carlyle Partners IV, L.P., which is the managing member of Falcon Aerospace Holdings, LLC.  Accordingly, each of these entities may be deemed to share beneficial ownership of the Common Stock owned of record by Falcon Aerospace Holdings, LLC.

(2)                   Includes 3,644 shares of common stock that are beneficially owned by Mr. Allen and the right to acquire up to 1,125 additional shares of common stock pursuant to options.

(3)                   Includes 3,375 shares of common stock that are beneficially owned by Mr. Battenfield and the right to acquire up to 1,125 additional shares of common stock pursuant to options.

(4)                   Includes 36,642 shares of common stock that are beneficially owned by Mr. Benoun and the right to acquire up to 750 additional shares of common stock pursuant to options.

(5)                   Includes 62,266 shares of common stock that are beneficially owned by Mr. Cho and the right to acquire up to 106,528 additional shares of common stock pursuant to options.

(6)                   Includes 2,826 shares of common stock that are beneficially owned by Ms. Conner and the right to acquire up to 1,125 additional shares of common stock pursuant to options.

CUSIP No. 950814103	Schedule 13G

(7)                   Includes 5,193 shares of common stock that are beneficially owned by Mr. Derasmo and the right to acquire up to 1,875 additional shares of common stock pursuant to options.

(8)                   Includes 24,689 shares of common stock that are beneficially owned by Mr. Dietz and the right to acquire up to 4,481 additional shares of common stock pursuant to options.

(9)                   Includes 85,207 shares of common stock that are beneficially owned by Mr. Fulchino and the right to acquire up to 6,525 additional shares of common stock pursuant to options.

(10)            Includes 121,225 shares of common stock that are beneficially owned by Mr. Hess and 3,670 shares of common stock that are held by the George and Lisa Hess Trust.

(11)            Includes 5,282 shares of common stock that are beneficially owned by Mr. Kuntz, 69,110 shares of common stock that are held by the Kuntz-Wright Family Revocable Trust and Mr. Kuntz’s right to acquire up to 1,875 additional shares of common stock pursuant to options.

(12)            Consists of 121,825 shares of common stock that are held by the Lee Living Trust.

(13)            Includes 59,185 shares of common stock that are beneficially owned by Mr. Murray and the right to acquire up to 102,572 additional shares of common stock pursuant to options.

(14)            Includes 59,249 shares of common stock that are beneficially owned by Mr. Paulson and the right to acquire up to 5,220 additional shares of common stock pursuant to options.

(15)            Includes 20,203 shares of common stock that are beneficially owned by Mr. Segovia and the right to acquire up to 33,087 additional shares of common stock pursuant to options.

(16)            Includes 69,800 shares of common stock that are beneficially owned by Mr. Snyder and the right to acquire up to 1,139,906 additional shares of common stock pursuant to options.

(17)            Includes 69,988 shares of common stock that are beneficially owned by Mr. Squier and the right to acquire up to 6,525 additional shares of common stock pursuant to options.

(18)            Includes 30,161 shares of common stock that are beneficially owned by Mr. Wallace and the right to acquire up to 599 additional shares of common stock pursuant to options.

(19)            Includes 3,227 shares of common stock that are beneficially owned by Mr. Weinstein, and Mr. Weinstein’s right to acquire up to 1,125 additional shares of common stock pursuant to options.

(20)            Includes 94,776 shares of common stock that are beneficially owned by Mr. Weinstein and Mr. Weinstein’s right to acquire up to 609,775 additional shares of common stock pursuant to options.

(21)            Includes 5,244 shares of common stock that are beneficially owned by Ms. Wilkin and the right to acquire up to 1,875 additional shares of common stock pursuant to options.

CUSIP No. 950814103	Schedule 13G

Item 5.	Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable.

CUSIP No. 950814103	Schedule 13G

Item 10.	Certification

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      February 14, 2014

CARLYLE GROUP MANAGEMENT L.L.C.

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

THE CARLYLE GROUP L.P.
By: Carlyle Group Management L.L.C., its general partner

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

CARLYLE HOLDINGS II GP L.L.C.
By: The Carlyle Group L.P., its managing member
By: Carlyle Group Management L.L.C., its general partner

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

CARLYLE HOLDINGS II L.P.

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

TC GROUP CAYMAN INVESTMENT HOLDINGS, L.P.
By: Carlyle Holdings II L.P., its general partner

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

CUSIP No. 950814103	Schedule 13G

TC GROUP CAYMAN INVESTMENT HOLDINGS SUB L.P.
By: TC Group Cayman Investment Holdings, L.P., its general partner
By: Carlyle Holdings II L.P., its general partner

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

TC GROUP IV, L.L.C.
By: TC Group Cayman Investment Holdings Sub L.P., its managing member
By: TC Group Cayman Investment Holdings, L.P., its general partner
By: Carlyle Holdings II L.P., its general partner

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

TC GROUP IV, L.P.

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

FALCON AEROSPACE HOLDINGS, LLC
By: Carlyle Partners IV, L.P., its Managing Member
By: TC Group IV, L.P., its General Partner

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

Michael W. Allen

by:	/s/ John G. Holland, attorney-in-fact
Name:	Michael W. Allen

CUSIP No. 950814103	Schedule 13G

Michael Battenfield

by:	/s/ John G. Holland, attorney-in-fact
Name:	Michael Battenfield

Morris Benoun

by:	/s/ John G. Holland, attorney-in-fact
Name:	Morris Benoun

John Chalaris

by:	/s/ John G. Holland, attorney-in-fact
Name:	John Chalaris

Han Sun Cho

by:	/s/ John G. Holland, attorney-in-fact
Name:	Han Sun Cho

Victoria J. Conner

by:	/s/ John G. Holland, attorney-in-fact
Name:	Victoria J. Conner

Frank Derasmo

by:	/s/ John G. Holland, attorney-in-fact
Name:	Frank Derasmo

Gregory Dietz

by:	/s/ John G. Holland, attorney-in-fact
Name:	Gregory Dietz

Paul E. Fulchino

by:	/s/ John G. Holland, attorney-in-fact
Name:	Paul E. Fulchino

CUSIP No. 950814103	Schedule 13G

James E. Grason

by:	/s/ John G. Holland, attorney-in-fact
Name:	James E. Grason

George Hess

by:	/s/ John G. Holland, attorney-in-fact
Name:	George Hess

George and Lisa Hess Trust dated October 1, 2003

by:	/s/ John G. Holland, attorney-in-fact
Name:	George and Lisa Hess Trust dated October 1, 2003

Margate Grantor Trust A

by:	/s/ John G. Holland, attorney-in-fact
Name:	Margate Grantor Trust A

Margate Grantor Trust B

by:	/s/ John G. Holland, attorney-in-fact
Name:	Margate Grantor Trust B

John P. Jumper

by:	/s/ John G. Holland, attorney-in-fact
Name:	John P. Jumper

Sheryl Knights

by:	/s/ John G. Holland, attorney-in-fact
Name:	Sheryl Knights

CUSIP No. 950814103	Schedule 13G

Mark Kuntz

by:	/s/ John G. Holland, attorney-in-fact
Name:	Mark Kuntz

Tommy Lee

by:	/s/ John G. Holland, attorney-in-fact
Name:	Tommy Lee

Lee Living Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Lee Living Trust

Alex Murray

by:	/s/ John G. Holland, attorney-in-fact
Name:	Alex Murray

Robert D. Paulson

by:	/s/ John G. Holland, attorney-in-fact
Name:	Robert D. Paulson

John Segovia

by:	/s/ John G. Holland, attorney-in-fact
Name:	John Segovia

Randy J. Snyder

by:	/s/ John G. Holland, attorney-in-fact
Name:	Randy J. Snyder

CUSIP No. 950814103	Schedule 13G

Joshua Jack Snyder Exempt Trust
U/T Randy Snyder 2005 Grantor Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Joshua Jack Snyder Exempt Trust
U/T Randy Snyder 2005 Grantor Trust

Joshua Jack Snyder Exempt Trust
U/T Susan Snyder 2005 Grantor Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Joshua Jack Snyder Exempt Trust
U/T Susan Snyder 2005 Grantor Trust

Justin Henry Snyder Exempt Trust
U/T Randy Snyder 2005 Grantor Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Justin Henry Snyder Exempt Trust
U/T Randy Snyder 2005 Grantor Trust

Justin Henry Snyder Exempt Trust
U/T Susan Snyder 2005 Grantor Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Justin Henry Snyder Exempt Trust
U/T Susan Snyder 2005 Grantor Trust

Randy Snyder 2009 Extended Family Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Randy Snyder 2009 Extended Family Trust

Susan Snyder 2009 Extended Family Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Susan Snyder 2009 Extended Family Trust

CUSIP No. 950814103	Schedule 13G

Todd Ian Snyder Exempt Trust
U/T Randy Snyder 2005 Grantor Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Todd Ian Snyder Exempt Trust
U/T Randy Snyder 2005 Grantor Trust

Todd Ian Snyder Exempt Trust
U/T Susan Snyder 2005 Grantor Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Todd Ian Snyder Exempt Trust
U/T Susan Snyder 2005 Grantor Trust

David L. Squier

by:	/s/ John G. Holland, attorney-in-fact
Name:	David L. Squier

Chad Wallace

by:	/s/ John G. Holland, attorney-in-fact
Name:	Chad Wallace

Shirley Warner

by:	/s/ John G. Holland, attorney-in-fact
Name:	Shirley Warner

Bruce Weinstein

by:	/s/ John G. Holland, attorney-in-fact
Name:	Bruce Weinstein

Bruce and Aida Weinstein Family Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Bruce and Aida Weinstein Family Trust

CUSIP No. 950814103	Schedule 13G

Hal Weinstein

by:	/s/ John G. Holland, attorney-in-fact
Name:	Hal Weinstein

SJB 2012 Insurance Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	SJB 2012 Insurance Trust

Dana Wilkin

by:	/s/ John G. Holland, attorney-in-fact
Name:	Dana Wilkin

CUSIP No. 950814103	Schedule 13G

LIST OF EXHIBITS

Exhibit No.	Description

24.1	Power of Attorney of the Carlyle Reporting Persons (incorporated by reference to Exhibit 24.1 to the Schedule 13G filed by the Reporting Persons on February 14, 2013).

24.2	Power of Attorney of the Reporting Persons (incorporated by reference to Exhibit 24.2 to the Schedule 13G filed by the Reporting Persons on February 14, 2012).

99	Joint Filing Agreement (incorporated by reference to Exhibit 99 to the Schedule 13G filed by the Reporting Persons on February 14, 2013).